Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

CORRECTING and REPLACING MarkWest Energy Partners Increases Quarterly Cash Distribution

CORRECTION…by MarkWest Energy Partners, L.P.

DENVER—(BUSINESS WIRE)— Second graph, second sentence of release should read: The ex-dividend date is Monday, November 5, 2012 (sted The ex-dividend date is November 2, 2012).

The corrected release reads:

MARKWEST ENERGY PARTNERS INCREASES QUARTERLY CASH DISTRIBUTION

MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.81 per common unit for the third quarter of 2012, for an implied annual rate of $3.24 per common unit. The third quarter 2012 distribution represents an increase of $0.08 per common unit, or 11.0 percent, compared to the third quarter 2011 distribution and an increase of $0.01 per common unit, or 1.3 percent, compared to the second quarter 2012 distribution.

The third quarter 2012 distribution is payable November 14, 2012, to unitholders of record on November 7, 2012. The ex-dividend date is Monday, November 5, 2012.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.